Exhibit 99(a)(5)(B)

Contacts:	Media Relations	Investor Relations
	Sheri Woodruff	Ed Arditte
	609-720-4399	609-720-4621
	swoodruff@tyco.com	John Roselli
609-720-4624

TYCO ANNOUNCES RESULTS OF ITS OFFER TO
REPURCHASE LYONSTM DUE 2020

PEMBROKE, Bermuda — November 18, 2005 — Tyco International Ltd. (NYSE:TYC; BSX:TYC) today announced the results of its offer to repurchase its Liquid Yield Option™ Notes due 2020 (Zero Coupon-Senior) (the “LYONs”).  The holders’ option to surrender their LYONs for repurchase expired at 5:00 p.m., Eastern Time on Thursday, Nov. 17, 2005.

Tyco has been advised by the trustee, U.S. Bank National Association, that LYONs with an aggregate principal amount at maturity of $1,432,300.00 were validly surrendered for repurchase and not withdrawn, and Tyco has repurchased all such LYONs.  The purchase price for the LYONs was $799.19 in cash per $1,000 in principal amount at maturity.  The aggregate purchase price for all of the LYONs validly surrendered for repurchase and not withdrawn was $1,144,679.84.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in five business segments: Fire & Security, Electronics, Healthcare, Engineered Products & Services and Plastics & Adhesives.  With 2005 revenue of $40 billion, Tyco employs approximately 250,000 people worldwide.  More information on Tyco can be found at www.tyco.com.

NOTE: “Liquid Yield Option” and “LYONs” are Trademarks of Merrill Lynch & Co., Inc.

FORWARD-LOOKING STATEMENTS

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2004, and Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2005.

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